Exhibit 99.1

PART II

ITEM 7.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This Management Discussion and Analysis should be read in connection with the Consolidated Financial Statements and Notes to the Consolidated Financial Statements included in this Form 10-K. Certain references to particular information in the Notes to the Consolidated Financial Statements are made to assist readers.
The following Management's Discussion and Analysis has been retrospectively adjusted to reflect the change in the accounting principle for inventory valuation from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method for the U.S. inventories. See Notes 1 and 5 to the consolidated financial statements for additional information of the effect of the change.
OVERVIEW

Whirlpool delivered full-year GAAP net earnings available to Whirlpool of $1.1 billion (net earnings margin of 5.5%), or $17.15 per share, compared to GAAP net earnings available to Whirlpool of $1.2 billion (net earnings margin of 5.7%), or $18.34 per share in the same prior-year period. On a GAAP basis, net earnings margins were impacted by increased restructuring costs. In the same prior-year period, the approximately $511 million gain on the sale of our Embraco compressor business favorably impacted net earnings available to Whirlpool. Solid cash provided by operating activities of $1.5 billion, compared to $1.2 billion in 2019, was driven by higher earnings and working capital improvement.

Despite ongoing disruptions from COVID-19, Whirlpool delivered ongoing (non-GAAP) earnings per share of $18.46 and full-year ongoing EBIT margin of 9.0%, compared to $15.74 and 6.8% in the same prior-year period. These results were driven by positive price/mix, strong cost takeout, and raw material deflation, partially offset by increased brand investments and currency. In addition, we delivered record free cash flow (non-GAAP) of $1.2 billion in 2020, compared to $912 million in 2019, primarily driven by strong earnings and lower capital expenditures. Lastly, we strengthened our balance sheet and made strong progress toward our long-term gross debt leverage target. Please see "Non-GAAP Financial Measures" elsewhere in this Management's Discussion and Analysis for a reconciliation of these non-GAAP financial measures.

We are very pleased with the successful execution of our go-to-market initiatives, new product introductions and the successful execution of our cost-takeout program. Lastly, the strong actions taken in EMEA have returned the region to profitability, in line with our expectations, demonstrating the effectiveness of our strategic actions to date.

Our strong 2020 results demonstrate the agility and resiliency of our business model and the effectiveness of our COVID-19 response plan. This momentum provides us confidence that we will continue to deliver on our long-term financial goals in 2021.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)
RESULTS OF OPERATIONS
The following table summarizes the consolidated results of operations:

	December 31,
Consolidated - In Millions (except per share data)	2020	Better/(Worse) %	2019	Better/(Worse) %	2018
Net sales	$19,456	(4.7)%	$20,419	(2.9)%	$21,037
Gross margin	3,842	9.4	3,511	(2.0)	3,583
Selling, general and administrative	1,877	12.4	2,142	2.1	2,189
Restructuring costs	288	(53.1)	188	23.9	247
Impairment of goodwill and other intangibles	7	nm	—	nm	747
(Gain) loss on sale and disposal of businesses	(7)	nm	(437)	nm	—
Interest and sundry (income) expense	(21)	(87.2)	(168)	nm	108
Interest expense	189	(0.8)	187	2.6	192
Income tax expense	382	9.8	348	nm	150
Net earnings (loss) available to Whirlpool	1,075	(8.0)	1,168	nm	(149)
Diluted net earnings (loss) available to Whirlpool per share	$16.98	(6.7)%	$18.19	nm	$(2.22)
nm: not meaningful
Consolidated net sales for 2020 decreased 4.7% compared to 2019, primarily driven by the divestiture of the Embraco compressor business, lower volumes and unfavorable foreign currency, partially offset by the favorable impact of product price/mix. Organic net sales (non-GAAP) for 2020 increased 1.1% compared to 2019. Consolidated net sales for 2019 decreased 2.9% compared to 2018, primarily driven by the divestiture of the Embraco compressor business, unfavorable foreign currency and unit volume declines, partially offset by the favorable impact of product price/mix. Organic net sales for 2019 increased 1.6% compared to 2018.
For additional information regarding non-GAAP financial measures including organic net sales and net sales excluding the impact of foreign currency, see the Non-GAAP Financial Measures section of this Management's Discussion and Analysis.
The chart below summarizes the balance of net sales by operating segment for 2020, 2019 and 2018, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)
The consolidated gross margin percentage for 2020 increased to 19.7% compared to 17.2% in 2019, primarily driven by the favorable impact of product price/mix, cost reduction initiatives, raw material deflation, and a gain on sale-leaseback, partially offset by unfavorable foreign currency and lower unit volumes. The consolidated gross margin percentage for 2019 increased to 17.2% compared to 17.0% in 2018, primarily driven by the favorable impact of product price/mix, cost reduction initiatives in the EMEA region and a gain on sale-leaseback, partially offset by lower unit volumes, cost inflation (raw material, tariff and freight costs) in the North America region, unfavorable foreign currency and product warranty expense related to certain EMEA-produced washers.
Our operating segments are based upon geographical region and are defined as North America, EMEA, Latin America and Asia. These regions also represent our reportable segments. The chief operating decision maker evaluates performance based on each segment's earnings (loss) before interest and taxes (EBIT), which we define as operating profit less interest and sundry (income) expense and excluding restructuring costs, asset impairment charges and certain other items that management believes are not indicative of the region's ongoing performance, if any. See Note 16 to the Consolidated Financial Statements for additional information.
The following is a discussion of results for each of our operating segments. Each of our operating segments has been impacted by COVID-19 in the areas of manufacturing operations such as a decrease in production levels resulting in production level below normal capacity. Excess capacity costs were not material in 2020. Additionally, operating segments have been impacted by disruptions in supply chains, distribution channels, and demand, among other COVID-19 related impacts.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)
NORTH AMERICA
Net Sales Summary
Net sales for 2020 decreased 2.3% compared to 2019 primarily due to lower volumes. Excluding the impact of foreign currency, net sales decreased 2.3% in 2020. Net sales for 2019 increased 0.9% compared to 2018 primarily due to the favorable impact of product price/mix, partially offset by lower volumes. Excluding the impact of foreign currency, net sales increased 1.1% in 2019.
EBIT Summary
EBIT margin for 2020 was 15.7% compared to 12.5% for 2019. EBIT increased primarily due to the favorable impact of product price/mix, raw material deflation and cost reduction actions, partially offset by the impact of lower volumes. EBIT margin for 2019 was 12.5% compared to 12.2% for 2018. EBIT increased primarily due to the favorable impact of product price/mix, partially offset by cost inflation (raw material, tariffs and freight costs).
EMEA
Net Sales Summary
Net sales for 2020 increased 2.1% compared to 2019 primarily due to the favorable impact of product price/mix, partially offset by the unfavorable impact of lower volumes. Excluding the impact of foreign currency, net sales increased 1.8% in 2020. Net sales for 2019 decreased 5.3% compared to 2018, primarily due to unfavorable impacts of foreign currency and product price/mix. Excluding the impact of foreign currency, net sales decreased 1.1% in 2019.
EBIT Summary
EBIT margin for 2020 was 0.0% compared to (0.7%) for 2019. EBIT increased primarily due to the cost reductions driven by fixed cost actions and favorable impact of raw material deflation, partially offset by foreign currency and increased marketing and technology investments. EBIT margin for 2019 was (0.7%) compared to (2.3%) for 2018. In 2019, EBIT increased primarily due to the favorable impact of cost reduction initiatives.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)
LATIN AMERICA
Net Sales Summary
Net sales for 2020 decreased 18.4% compared to 2019 primarily driven by the divestiture of the Embraco compressor business (completed in July 2019) and the unfavorable impact of foreign currency, partially offset by volume growth. Organic net sales increased 22.8% in 2020. Net sales for 2019 decreased 12.2% compared to 2018 primarily due to the divestiture of the Embraco compressor business and the unfavorable impact of foreign currency, partially offset by volume growth. Organic net sales Increased 9.3% in 2019.
EBIT Summary
EBIT margin for 2020 was 8.4% compared to 5.4% for 2019. EBIT increased primarily due to the favorable impact of product price/mix, raw material deflation and increased volumes, partially offset by the divestiture of the Embraco compressor business and the unfavorable impact of foreign currency. EBIT margin for 2019 was 5.4% compared to 5.8% for 2018. EBIT decreased primarily due to the divestiture of the Embraco compressor business and the unfavorable impact of foreign currency, partially offset by favorable product price/mix.
ASIA
Net Sales Summary
Net sales for 2020 decreased 16.5% compared to 2019 primarily due to lower volumes and the unfavorable impacts of foreign currency, partially offset by the favorable impact of product price/mix. Excluding the impact of foreign currency, net sales decreased 14.6% in 2020. Net sales for 2019 decreased 4.5% compared to 2018 primarily due to the unfavorable impacts of foreign currency and product price/mix, partially offset by volume growth. Excluding the impact of foreign currency, net sales decreased 1.5% in 2019.
EBIT Summary
EBIT margin for 2020 was (0.5)% compared to 2.2% for 2019. EBIT decreased primarily due to lower volumes and the unfavorable impacts of product price/mix, partially offset by cost takeout actions and raw material deflation. EBIT margin for 2019 was 2.2% compared to 5.2% for 2018. EBIT decreased primarily due to the unfavorable impacts of product price/mix and brand investments in China, partially offset by the favorable impacts of volume growth and cost productivity in India.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)
Selling, General and Administrative
The following table summarizes selling, general and administrative expenses as a percentage of sales by operating segment:

	December 31,
Millions of dollars	2020	As a % of Net Sales	2019	As a % of Net Sales	2018	As a % of Net Sales
North America	$733	6.5%	$826	7.2%	$787	6.9%
EMEA	472	10.8	497	11.6	564	12.4
Latin America	233	9.0	306	9.6	369	10.2
Asia	218	17.2	253	16.7	244	15.4
Corporate/other	221	—	260	—	225	—
Consolidated	$1,877	9.6%	$2,142	10.5%	$2,189	10.4%
Consolidated selling, general and administrative expenses as a percent of consolidated net sales in 2020 decreased compared to 2019 due to fixed cost actions and reduced investments in marketing. Consolidated selling, general and administrative expenses as a percent of consolidated net sales in 2019 is comparable to 2018.
Restructuring
We incurred restructuring charges of $288 million, $188 million and $247 million for the years ended December 31, 2020, 2019 and 2018, respectively. For the full year 2021, we expect to incur approximately $100 million of restructuring charges, driven by our previously announced global cost reduction efforts.
See Note 14 to the Consolidated Financial Statements for additional information.
Impairment of Goodwill and Other Intangibles

We recorded an immaterial impairment charge related to other intangibles for the year ended December 31, 2020 related to a brand in the EMEA reporting unit.

We recorded an impairment charge of $747 million related to goodwill ($579 million) and other intangibles ($168 million) for the year ended December 31, 2018 related to the EMEA reporting unit.

See Note 6 and Note 11 to the Consolidated Financial Statements and the Critical Accounting Policies and Estimates section of this Management's Discussion and Analysis for additional information.
(Gain) Loss on Sale and Disposal of Businesses
We recorded a pre-tax gain of $511 million on the sale of the Embraco compressor business for the year ended December 31, 2019. The gain calculation is no longer subject to change, as amounts for working capital and other customary post-closing adjustments have been finalized. A $7 million gain related to final purchase price adjustments was recorded in the third quarter of 2020.
We recorded a loss of $74 million for the year ended December 31, 2019 related to charges on the sale of the South Africa business ($63 million) and costs associated with the exit of the Turkey domestic sales operations ($11 million).
See Note 17 to the Consolidated Financial Statements for additional information.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)
Interest and Sundry (Income) Expense
Interest and sundry (income) expenses were $(21) million, $(168) million and $108 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Interest and sundry (income) expense decreased $147 million in 2020 compared to 2019, primarily due to the prior year effect of Brazil indirect tax credits and trade customer insolvency claim settlement, partially offset by the favorable impact of foreign currency.
Interest and sundry income decreased $276 million in 2019 compared to 2018, primarily due to the effect of Brazil indirect tax credits recorded of $180 million, which reflects $196 million of indirect tax credits, net of related fees, partially offset by a trade customer insolvency claim settlement of €52.75 million (approximately $59 million as of December 31, 2019) and foreign currency.
See Note 8 to the Consolidated Financial Statements for additional information.
Interest Expense
Interest expense was $189 million, $187 million and $192 million for the years ended December 31, 2020, 2019 and 2018, respectively. Interest expense in 2020 was comparable to 2019 and 2018.
Income Taxes
Income tax expense was $382 million, $348 million and $150 million for the years ended December 31, 2020, 2019 and 2018, respectively. The increase in tax expense in 2020 compared to 2019 is primarily due to changes in valuation allowance, legal entity restructuring tax benefits, and earnings dispersion related to the sale of Embraco.
The increase in tax expense in 2019 compared to 2018 is primarily due to higher earnings before tax, reduced foreign tax credits and the sale of Embraco, partially offset by net reductions in valuation allowances, and impacts from a statutory legal entity restructuring. As part of ongoing efforts to reduce costs and simplify the Company's legal entity structure, the Company completed in 2019 a statutory legal entity restructuring within our EMEA business. The completion of the restructuring created a tax-deductible loss which was recognized in the fourth quarter of 2019, and resulted in a $147 million tax benefit.
See Note 15 to the Consolidated Financial Statements for additional information.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)
FORWARD-LOOKING PERSPECTIVE
Earnings per diluted share presented below are net of tax, while each adjustment is presented on a pre-tax basis. The aggregate income tax impact of the taxable components of each adjustment is presented in the income tax impact line item at our anticipated 2021 full-year tax rate between 24.0% and 26.0%. Based on internal projections for the industry and broader economy, we currently estimate earnings per diluted share and industry demand for 2021 to be within the following ranges:

	2021
	Current Outlook
Estimated earnings per diluted share, for the year ending December 31, 2021	$17.80	—	$18.80
Including:
Restructuring Expense	$(1.59)
Income Tax Impact	$0.39

Industry demand
North America	4%	—	6%
EMEA	2%	—	4%
Latin America	2%	—	4%
Asia	6%	—	8%
For the full-year 2021, we expect to generate cash from operating activities of $1.6 billion and free cash flow of $1 billion or more, including restructuring cash outlays of approximately $225 million and, with respect to free cash flow, capital expenditures of approximately $600 million.
The table below reconciles projected 2021 cash provided by operating activities determined in accordance with GAAP to free cash flow, a non-GAAP measure. Management believes that free cash flow provides stockholders with a relevant measure of liquidity and a useful basis for assessing Whirlpool's ability to fund its activities and obligations. There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similarly named non-GAAP measures whose calculations may differ from our calculations. For 2021 we define free cash flow as cash provided by operating activities less capital expenditures and including proceeds from the sale of assets/businesses. For additional information regarding non-GAAP financial measures, see the Non-GAAP Financial Measures section of Management's Discussion and Analysis.

2021
Millions of dollars	Current Outlook
Cash provided by operating activities(1)	$1,550
Capital expenditures and proceeds from sale of assets/businesses	(550)
Free cash flow	$1,000+
(1)Financial guidance on a GAAP basis for cash provided by (used in) financing activities and cash provided by (used in) investing activities has not been provided because in order to prepare any such estimate or projection, the Company would need to rely on market factors and certain other conditions and assumptions that are outside of its control.
The projections above are based on many estimates and are inherently subject to change based on future decisions made by management and the Board of Directors of Whirlpool, and significant economic, competitive and other uncertainties and contingencies.
NON-GAAP FINANCIAL MEASURES
We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, some of which we refer to as "ongoing" measures, including:
•Earnings before interest and taxes (EBIT)
•EBIT margin

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)
•Ongoing EBIT
•Ongoing earnings per diluted share
•Ongoing EBIT margin
•Sales excluding foreign currency
•Organic net sales (net sales excluding foreign currency and Embraco)
•Free cash flow
Ongoing measures, including ongoing earnings per diluted share and ongoing EBIT, exclude items that may not be indicative of, or are unrelated to, results from our ongoing operations and provide a better baseline for analyzing trends in our underlying businesses. EBIT margin is calculated by dividing EBIT by net sales. Ongoing EBIT margin is calculated by dividing ongoing EBIT by net sales for 2020, 2019 and 2018. Sales excluding foreign currency is calculated by translating the current period net sales, in functional currency, to U.S. dollars using the prior-year period's exchange rate compared to the prior-year period net sales. Organic net sales is calculated by excluding divestitures and foreign currency. Management believes that organic net sales and sales excluding foreign currency provides stockholders with a clearer basis to assess our results over time, excluding the impact of exchange rate fluctuations, and in the case of organic net sales, excluding the impact of our Embraco compressor business divested in July 2019. We also disclose segment EBIT, which we define as operating profit less interest and sundry (income) expense and excluding restructuring costs, asset impairment charges and certain other items, if any, that management believes are not indicative of the region's ongoing performance, as the financial metric used by the Company's Chief Operating Decision Maker to evaluate performance and allocate resources in accordance with ASC 280, Segment Reporting. Management believes that free cash flow provides stockholders with a relevant measure of liquidity and a useful basis for assessing Whirlpool's ability to fund its activities and obligations. The Company provides free cash flow related metrics, such as free cash flow as a percentage of net sales, as long-term management goals, not an element of its annual financial guidance, and as such does not provide a reconciliation of free cash flow to cash provided by (used in) operating activities, the most directly comparable GAAP measure, for these long-term goal metrics. Any such reconciliation would rely on market factors and certain other conditions and assumptions that are outside of the Company's control. Whirlpool does not provide a non-GAAP reconciliation for its other forward-looking long-term value creation and other goals, such as organic net sales, EBIT, and gross debt/EBITDA, as such reconciliation would rely on market factors and certain other conditions and assumptions that are outside of the company’s control.
We believe that these non-GAAP measures provide meaningful information to assist investors and stockholders in understanding our financial results and assessing our prospects for future performance, and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP financial measures, provide a more complete understanding of our business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for reported net earnings (loss) available to Whirlpool, net sales, net earnings as a percentage of net sales (net earnings margin), net earnings (loss) per diluted share and cash provided by (used in) operating activities, the most directly comparable GAAP financial measures. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)
Please refer to a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures below.

Total Whirlpool Organic Net Sales Reconciliation: in millions	Twelve Months Ended December 31,
	2020	2019	Change
Net sales	$19,456	$20,419	(4.7)%
Less: Embraco net sales	—	(635)
Add-Back: currency	551	—
Organic net sales	$20,007	$19,784	1.1%

Total Whirlpool Organic Net Sales Reconciliation: in millions	Twelve Months Ended December 31,
	2019	2018	Change
Net sales	$20,419	$21,037	(2.9)%
Less: Embraco net sales	(635)	(1,135)
Add-Back: currency	430	—
Organic net sales	$20,214	$19,902	1.6%

Latin America Organic Net Sales Reconciliation: in millions	Twelve Months Ended December 31,
	2020	2019	Change
Net sales	$2,592	$3,177	(18.4)%
Less: Embraco net sales	—	(635)
Add-Back: currency	530	—
Organic net sales	$3,122	$2,542	22.8%

Latin America Organic Net Sales Reconciliation: in millions	Twelve Months Ended December 31,
	2019	2018	Change
Net sales	$3,177	$3,618	(12.2)%
Less: Embraco net sales	(635)	(1,135)
Add-Back: currency	171	—
Organic net sales	$2,713	$2,483	9.3%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)

Ongoing Earnings Before Interest & Taxes (EBIT) Reconciliation: in millions	Twelve Months Ended December 31,
	2020	2019	2018
Net earnings (loss) available to Whirlpool (1)	$1,075	$1,168	$(149)
Net earnings (loss) available to noncontrolling interests	(10)	14	24
Income tax expense	382	348	150
Interest expense	189	187	192
Earnings before interest & taxes	$1,636	$1,717	$217
Restructuring expense	288	188	247
Corrective action recovery	(14)	—	—
Product warranty and liability (income) expense	(30)	131	—
(Gain) loss on sale and disposal of businesses	(7)	(437)	—
Sale-leaseback, real estate and receivable adjustments	(113)	(86)	—
Trade customer insolvency claim settlement	—	59	—
Brazil indirect tax credit	—	(180)	—
Impairment of goodwill and intangibles	—	—	747
France antitrust settlement	—	—	103
Trade customer insolvency	—	—	30
Divestiture related transition costs	—	—	21
Ongoing EBIT(3)	$1,760	$1,392	$1,365
(1)Net earnings margin is approximately 5.5%, 5.7% and (0.7)% for the twelve months ended December 31, 2020, 2019 and 2018, respectively, and is calculated by dividing net earnings (loss) available to Whirlpool by consolidated net sales for the twelve months ended December 31, 2020, 2019 and 2018, respectively.
(2)Ongoing EBIT margin is approximately 9.0%, 6.8% and 6.5% for the twelve months ended December 31, 2020, 2019 and 2018, respectively. Ongoing EBIT margin is calculated by dividing Ongoing EBIT by consolidated net sales for the twelve months ended December 31, 2020, 2019 and 2018, respectively.
(3)Additional information about each of our adjustments for ongoing EBIT is available under Supplemental Information on our Investor Relations website at investors.whirlpoolcorp.com. The contents of this website are not incorporated by reference into this Annual Report on Form 10-K or in any other report or document we file with the SEC.

Ongoing Earnings Per Diluted Share Reconciliation:	Twelve Months Ended December 31,
	2020	2019
Earnings per diluted share	$16.98	$18.19
Restructuring expense	4.54	2.93
Corrective action recovery	(0.22)	—
Sale-leaseback, real estate and receivable adjustments	(1.77)	(1.34)
(Gain) loss on sale and disposal of businesses	(0.10)	(6.79)
Product warranty and liability expense	(0.47)	2.04
Brazil indirect tax credit	—	(2.80)
Trade customer insolvency claim settlement	—	0.92
Income tax impact	(0.53)	0.75
Normalized tax rate adjustment	0.03	1.84
Ongoing earnings per diluted share	$18.46	$15.74

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)

Free Cash Flow (FCF) Reconciliation: in millions	Twelve Months Ended December 31,
	2020	2019	2018
Cash provided by (used in) operating activities	$1,500	$1,230	$1,229
Capital expenditures	(410)	(532)	(590)
Proceeds from sale of assets and businesses (5)	166	1,174	160
Change in restricted cash (4)	(10)	40	54
Repayment of term loan (5)	—	(1,000)	—
Free cash flow	$1,246	$912	$853

Cash provided by (used in) investing activities	$(237)	$636	$(399)
Cash provided by (used in) financing activities	$(253)	$(1,424)	$(518)
(4)See Note 4 to the Consolidated Financial Statements for additional information
(5)Proceeds from the sale of assets and business for the twelve months ended December 31, 2019 include $1.0 billion of net cash proceeds received to date for the sale of the Embraco compressor business; $1.0 billion of these proceeds were used to repay an outstanding term loan in August 2019.
FINANCIAL CONDITION AND LIQUIDITY
Our objective is to finance our business through operating cash flow and the appropriate mix of long-term and short-term debt. By diversifying the maturity structure, we avoid concentrations of debt, reducing liquidity risk. We have varying needs for short-term working capital financing as a result of the nature of our business. We regularly review our capital structure and liquidity priorities, which include funding innovation and growth through capital, research and development expenditures as well as opportunistic mergers and acquisitions; and providing returns to shareholders through dividends, share repurchases and maintaining our strong investment grade rating.
Our short term potential uses of liquidity include funding our ongoing capital spending, restructuring activities, and returns to shareholders. We also have $298 million of term debt maturing in the next twelve months, and are currently evaluating our options in connection with this maturing debt, which may include repayment through refinancing, free cash flow generation, or cash on hand.
The Company had cash and cash equivalents of approximately $2.9 billion at December 31, 2020, of which approximately half was held by subsidiaries in foreign countries. For each of its foreign subsidiaries, the Company makes an assertion regarding the amount of earnings intended for permanent reinvestment, with the balance available to be repatriated to the United States. The cash held by foreign subsidiaries for permanent reinvestment is generally used to finance the subsidiaries' operational activities and expected future foreign investments. Our intent is to permanently reinvest these funds outside of the United States and our current plans do not demonstrate a need to repatriate the cash to fund our U.S. operations. However, if these funds were repatriated, we would be required to accrue and pay applicable United States taxes (if any) and withholding taxes payable to various countries. It is not practical to estimate the amount of the deferred tax liability associated with the repatriation of cash due to the complexity of its hypothetical calculation.
At December 31, 2020, we had cash or cash equivalents greater than 1% of our consolidated assets in the United States, China, Brazil, India and Mexico, which represented 6.5%, 1.7%, 1.7%, 1.4% and 1.4%, respectively. In addition, we had third-party accounts receivable outside of the United States greater than 1% of our consolidated assets in Brazil and Italy, which represented 1.8% and 1.1%, respectively . We continue to monitor general financial instability and uncertainty globally.
Notes payable consists of short-term borrowings payable to banks and commercial paper, which are generally used to fund working capital requirements. At December 31, 2020, we had $12 million of notes payable outstanding. See Note 7 to the Consolidated Financial Statements for additional information.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)
We monitor the credit ratings and market indicators of credit risk of our lending, depository, derivative counterparty banks and customers regularly, and take certain action to manage credit risk. We diversify our deposits and investments in short-term cash equivalents to limit the concentration of exposure by counterparty.
In 2018, Whirlpool of India Limited (Whirlpool India), a majority-owned subsidiary of Whirlpool Corporation, acquired a 49% equity interest in Elica PB India for $22 million. Whirlpool India has an option to acquire the remaining equity interest in the future for fair value, and the non-Whirlpool India shareholders of Elica PB India received an option to sell their remaining equity interest to Whirlpool India in the future for fair value, which could be material to the financial statements depending on the performance of the venture. We account for our minority interest under the equity method of accounting.

We continue to review customer conditions globally. At December 31, 2020, we had 173 million Brazilian reais (approximately $33 million at December 31, 2020) in short and long-term receivables due to us from Maquina de Vendas S.A., a trade customer in Brazil. In 2018, as part of their extrajudicial recovery plan, we agreed to receive payment of our outstanding receivable, plus interest, over eight years under a tiered payment schedule. During the third quarter of 2020, we received insurance proceeds of 129 million Brazilian reais (approximately $23 million at September 30, 2020) related to this matter. After consideration of the allowance for expected credit losses, we do not expect this matter to have a material impact on financial results in future periods.

In the past, when faced with a potential volume reduction from any one particular segment of our trade distribution network, we generally have been able to offset such declines through increased sales throughout our broad distribution network.
For additional information on transfers and servicing of financial assets, accounts payable outsourcing and guarantees, see Note 1 and Note 8 to the Consolidated Financial Statements.
Embraco Sale Transaction

On April 24, 2018, we and certain of our subsidiaries entered into a purchase agreement with Nidec Corporation, a leading manufacturer of electric motors incorporated under the laws of Japan, to sell our Embraco business unit (the "Transaction").

On June 26, 2019, Whirlpool and Nidec received the European Commission's final approval of the Transaction, and the parties closed the Transaction on July 1, 2019. At closing, pursuant to the purchase agreement and a subsequent agreement memorializing the purchase price adjustment, the Company received $1.1 billion inclusive of anticipated cash on hand at the time of closing, with final purchase price amounts subject to working capital and other customary post-closing adjustments. These adjustments have been finalized with an immaterial adjustment to the final purchase price amounts in 2020. Whirlpool has agreed to retain certain liabilities relating to tax, environmental, labor and products following closing of the Transaction.

On August 9, 2019, the Company repaid $1.0 billion pursuant to the Company's April 23, 2018 Term Loan Agreement by and among the Company, Citibank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A. as Syndication Agent, and certain other financial institutions, representing full repayment of amounts borrowed under the term loan. As previously disclosed, the Company agreed to repay this outstanding term loan amount with the net cash proceeds received from the sale of Embraco.
For additional information on the Embraco sale transaction, see Note 17 to the Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)
Share Repurchase Program
For additional information about our share repurchase program, see Note 12 to the Consolidated Financial Statements.
Sources and Uses of Cash
We met our cash needs during 2020 through cash flows from operations, cash and cash equivalents, and financing arrangements. Our cash, cash equivalents and restricted cash at December 31, 2020 increased $982 million compared to the same period in 2019.
The following table summarizes the net increase (decrease) in cash, cash equivalents and restricted cash for the periods presented. Significant drivers of changes in our cash and cash equivalents balance during 2020 are discussed below:
Cash Flow Summary

Millions of dollars	2020	2019	2018
Cash provided by (used in):
Operating activities	$1,500	$1,230	$1,229
Investing activities	(237)	636	(399)
Financing activities	(253)	(1,424)	(518)
Effect of exchange rate changes	(28)	(28)	(67)
Net increase in cash, cash equivalents and restricted cash	$982	$414	$245
Cash Flows from Operating Activities
Cash provided by operating activities in 2020 increased compared to 2019. The increase was primarily driven by strong cash earnings partially offset by working capital initiatives. Working capital was impacted by our ongoing accounts receivable and credit management actions, along with inventory management. Additionally, working capital was impacted by increased accounts payable driven by higher year end production levels, partially offset by the timing of our year end payment schedule.
Cash provided by operating activities in 2019 was comparable to 2018. The impact of working capital primarily includes inventory reductions efforts, credit management activities and the divestiture of the Embraco compressor business. Net earnings includes the non-cash impacts from the gain on sale and disposal of businesses.
The decrease in cash provided by operating activities during 2018 primarily reflects $350 million of discretionary pension funding, partially offset by the working capital impact from inventory reduction efforts, lower volumes and credit management activities. Net loss includes the non-cash impacts from impairment of goodwill and other intangibles.
The timing of cash flows from operations varies significantly throughout the year primarily due to changes in production levels, sales patterns, promotional programs, funding requirements, credit management, as well as receivable and payment terms. Depending on the timing of cash flows, the location of cash balances, as well as the liquidity requirements of each country, external sources of funding are used to support working capital requirements.
Cash Flows from Investing Activities
The increase in cash used in investing activities during 2020 primarily reflects the 2019 proceeds from the sale of the Embraco compressor business (approximately $1 billion), partially offset by a decrease in capital expenditures (approximately $122 million) and the proceeds from a real estate sale-leaseback transaction (approximately $139 million).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)
The increase in cash provided by investing activities during 2019 primarily reflects proceeds from the sale of the Embraco compressor business (approximately $1 billion) along with proceeds from a real estate sale-leaseback transaction (approximately $140 million) and a decrease in capital expenditures (approximately $60 million)
The decrease in cash used in investing activities during 2018 primarily reflects proceeds from a real estate sale-leaseback transaction (approximately $130 million), a decrease in capital expenditures (approximately $95 million), and the proceeds related to held-to-maturity securities (approximately $60 million).
Cash Flows from Financing Activities
The decrease in cash used in financing activities during 2020 primarily reflects higher debt issuance proceeds (increase of approximately $300 million), lower repayments of long-term debt (increase of approximately $400 million) net effect of reduced short-term debt (increase of approximately $400 million). Short-term debt reflects the activity on the $1 billion term loan that was borrowed in 2018 and repaid in 2019, offset by the reduced need to fund working capital through short term debt.
The increase in cash used in financing activities during 2019 primarily reflects higher repayments of long-term debt (increase of approximately $550 million), net effect of changes in short-term debt (increase of approximately $1.4 billion), partially offset by lower share repurchase activity (decrease of approximately $1 billion). Short-term debt reflects the activity on the $1 billion term loan that was borrowed in 2018 and repaid in 2019, offset by changes in commercial paper for funding normal working capital requirements.
The decrease in cash used in financing activities during 2018 primarily reflects higher proceeds from borrowings of short-term debt (increase of approximately $300 million) and lower repayments of long-term debt (decrease of approximately $175 million), partially offset by higher share repurchase activity (increase of approximately $400 million). We also acquired a minority interest in Elica PB India.
Dividends paid in financing activities approximated $300 million during 2020, 2019 and 2018.
Financing Arrangements
The Company had total committed credit facilities of approximately $4.2 billion at December 31, 2020. The facilities are geographically diverse and reflect the Company's global operations. The Company believes these facilities are sufficient to support its global operations. We had no borrowings outstanding under the committed credit facilities at December 31, 2020 and 2019, respectively.
See Note 7 to the Consolidated Financial Statements for additional information.
Dividends
In October 2020, our Board of Directors approved a 4.2% increase in our quarterly dividend on our common stock to $1.25 per share from $1.20 per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)
CONTRACTUAL OBLIGATIONS AND FORWARD-LOOKING CASH REQUIREMENTS
The following table summarizes our expected cash outflows resulting from financial contracts and commitments:

	Payments due by period
Millions of dollars	Total	2021	2022 & 2023	2024 & 2025	Thereafter
Long-term debt obligations(1)	$7,448	$463	$831	$884	$5,270
Operating lease obligations(2)	1,210	211	349	253	397
Purchase obligations(3)	556	214	221	79	42
United States and foreign pension plans(4)	107	18	37	40	12
Other postretirement benefits(5)	136	25	49	19	43
Total(6)	$9,457	$931	$1,487	$1,275	$5,764
(1)Principal and interest payments related to long-term debt are included in the table above. See Note 7 to the Consolidated Financial Statements for additional information.
(2)Operating lease obligations includes the impact of sale-leaseback transactions. See Note 1 to the Consolidated Financial Statements for additional information.
(3)Purchase obligations include our "take-or-pay" contracts with materials vendors and minimum payment obligations to other suppliers.
(4)Represents the minimum contributions required for foreign pension plans based on current interest rates, asset return assumptions, legislative requirements and other actuarial assumptions at December 31, 2020. See Note 9 to the Consolidated Financial Statements for additional information.
(5)Represents our portion of expected benefit payments under our retiree healthcare plans.
(6)This table does not include credit facility, short-term borrowings to banks and commercial paper borrowings. See Note 7 to the Consolidated Financial Statements for additional information. This table does not include future anticipated income tax settlements. See Note 15 to the Consolidated Financial Statements for additional information.
OFF-BALANCE SHEET ARRANGEMENTS
In the ordinary course of business, we enter into agreements with financial institutions to issue bank guarantees, letters of credit and surety bonds. These agreements are primarily associated with unresolved tax matters in Brazil, as is customary under local regulations, and other governmental obligations and debt agreements. At December 31, 2020 and 2019, we had approximately $423 million and $333 million outstanding under these agreements, respectively.
For additional information about our off-balance sheet arrangements, see Note 1 and Note 8 to the Consolidated Financial Statements.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The preparation of financial statements, in conformity with GAAP, requires management to make certain estimates and assumptions. We periodically evaluate these estimates and assumptions, which are based on historical experience, changes in the business environment and other factors that management believes to be reasonable under the circumstances. Actual results may differ materially from these estimates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)
Pension and Other Postretirement Benefits
Accounting for pensions and other postretirement benefits involves estimating the costs of future benefits and attributing the cost over the employee's expected period of employment. The determination of our obligation and expense for these costs requires the use of certain assumptions. Those key assumptions include the discount rate, expected long-term rate of return on plan assets, life expectancy, and health care cost trend rates. These assumptions are subject to change based on interest rates on high quality bonds, stock and bond markets and medical cost inflation, respectively. Actual results that differ from our assumptions are accumulated and amortized over future periods and therefore, generally affect our recognized expense and accrued liability in such future periods. While we believe that our assumptions are appropriate given current economic conditions and actual experience, significant differences in results or significant changes in our assumptions may materially affect our pension and other postretirement benefit obligations and related future expense.
Our pension and other postretirement benefit obligations at December 31, 2020 and preliminary retirement benefit costs for 2021 were prepared using the assumptions that were determined as of December 31, 2020. The following table summarizes the sensitivity of our December 31, 2020 retirement obligations and 2021 retirement benefit costs of our United States plans to changes in the key assumptions used to determine those results:

Estimated increase (decrease) in
Millions of dollars	Percentage Change	2021 Expense	PBO/APBO(1) for 2020
United States Pension Plans
Discount rate	+/-50bps	1/(2)	(172)/190
Expected long-term rate of return on plan assets	+/-50bps	(13)/13	–
United States Other Postretirement Benefit Plan
Discount rate	+/-50bps	1/(1)	(7)/8
(1)Projected benefit obligation (PBO) for pension plans and accumulated postretirement benefit obligation (APBO) for other postretirement benefit plans.
These sensitivities may not be appropriate to use for other years' financial results. Furthermore, the impact of assumption changes outside of the ranges shown above may not be approximated by using the above results. For additional information about our pension and other postretirement benefit obligations, see Note 9 to the Consolidated Financial Statements.
Income Taxes
We estimate our income taxes in each of the taxing jurisdictions in which we operate. This involves estimating actual current tax expense together with assessing any temporary differences resulting from the different treatment of certain items, such as the timing for recognizing expenses, for tax and accounting purposes. These differences may result in deferred tax assets or liabilities, which are included in our Consolidated Balance Sheets. We are required to assess the likelihood that deferred tax assets, which include net operating loss carryforwards, general business credits and deductible temporary differences, will be realizable in future years. Realization of our net operating loss and general business credit deferred tax assets is supported by specific tax planning strategies and, where possible, considers projections of future profitability. If recovery is not more likely than not, we provide a valuation allowance based on estimates of future taxable income in the various taxing jurisdictions, for the amount of deferred taxes that are ultimately realizable. If future taxable income is lower than expected or if tax planning strategies are not available as anticipated, we may record additional valuation allowances through income tax expense in the period such determination is made. Likewise, if we determine that we are able to realize our deferred tax assets in the future in excess of net recorded amounts, an adjustment to the deferred tax asset will benefit income tax expense in the period such determination is made.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)
At December 31, 2020 and 2019, we had total deferred tax assets of $3.4 billion and $3.3 billion, respectively, net of valuation allowances of $214 million and $192 million, respectively. During 2019, the Company used proceeds from a bond offering to recapitalize various entities in EMEA which resulted in a reduction in the valuation allowance. In addition, the Company has established tax planning strategies and transfer pricing policies to provide sufficient future taxable income to realize these deferred tax assets. Our income tax expense has fluctuated considerably over the last five years. The tax expense has been influenced primarily by U.S. energy tax credits, foreign tax credits, audit settlements and adjustments, tax planning strategies, enacted legislation, and dispersion of global income. Future changes in the effective tax rate will be subject to several factors, including business profitability, tax planning strategies, and enacted tax laws.
In addition, we operate within multiple taxing jurisdictions and are subject to audit in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve and could result in outcomes that are unfavorable to the Company. For additional information about income taxes, see Note 1, Note 8 and Note 15 to the Consolidated Financial Statements.
Warranty Obligations
The estimation of warranty obligations is determined in the same period that revenue from the sale of the related products is recognized. The warranty obligation is based on historical experience and represents our best estimate of expected costs at the time products are sold. Warranty accruals are adjusted for known or anticipated warranty claims as new information becomes available. New product launches require a greater use of judgment in developing estimates until historical experience becomes available. Future events and circumstances could materially change our estimates and require adjustments to the warranty obligations. For additional information about warranty obligations, see Note 8 to the Consolidated Financial Statements.
Goodwill and Indefinite-Lived Intangibles
Certain business acquisitions have resulted in the recording of goodwill and trademark assets which are not amortized. At December 31, 2020 and 2019, we had goodwill of approximately $2.5 billion and $2.4 billion, respectively. We have trademark assets with a carrying value of approximately $1.9 billion at December 31, 2020 and 2019, respectively.
We perform our annual impairment assessment for goodwill and other indefinite-lived intangible assets as of October 1st or more frequently if events or changes in circumstances indicate that the asset might be impaired. We consider qualitative factors to assess if it is more likely than not that the fair value for goodwill or indefinite-lived intangible assets is below the carrying amount. We may also elect to bypass the qualitative assessment and perform a quantitative assessment.
In conducting a qualitative assessment, the Company analyzes a variety of events or factors that may influence the fair value of the reporting unit or indefinite-lived intangible, including, but not limited to: the results of prior quantitative assessments performed; changes in the carrying amount of the reporting unit or indefinite-lived intangible; actual and projected revenue and EBIT margin; relevant market data for both the Company and its peer companies; industry outlooks; macroeconomic conditions; liquidity; changes in key personnel; and the Company's competitive position. Significant judgment is used to evaluate the totality of these events and factors to make the determination of whether it is more likely than not that the fair value of the reporting unit or indefinite-lived intangible is less than its carrying value.
For our annual impairment assessment as of October 1, 2020, the Company elected to bypass the qualitative assessment and perform a quantitative assessment to evaluate goodwill and certain brand trademarks. The Company elected to perform a qualitative assessment on the other indefinite-lived intangible assets noting no events that indicated that the fair value was less than the carrying value that would require a quantitative impairment assessment.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)
Goodwill Valuations
In performing a quantitative assessment, we estimate each reporting unit's fair value primarily by using the income approach. The income approach uses each reporting unit's projection of estimated operating results and cash flows that are discounted using a market participant discount rate based on a weighted-average cost of capital. The financial projections reflect management's best estimate of economic and market conditions over the five-year projected period including forecasted revenue growth, EBIT margin, tax rate, capital expenditures, depreciation and amortization and changes in working capital requirements. Other assumptions include discount rate and terminal growth rate. For one of our reporting units we use a blended approach that includes a market capitalization methodology given publicly available information and a discounted cash flow approach. The estimated fair value of each reporting unit is compared to their respective carrying values.
Additionally we validate our estimates of fair value under the income approach by comparing the values to fair value estimates using a market approach. A market approach estimates fair value by applying cash flow multiples to the operating performance of each reporting unit. The multiples are derived from comparable publicly traded companies with operating and investment characteristics similar to the reporting units. We also corroborate the fair value through a market capitalization reconciliation to determine whether the implied control premium is reasonable based on recent market transactions and other qualitative considerations.
Based on the results of our annual quantitative assessment performed as of October 1, 2020, the fair values of our North America, Asia and Latin America reporting units exceeded their respective carrying values by 184%, 315% and 15%, respectively.
Based on the quantitative assessment performed for the EMEA reporting unit, the fair value of the reporting unit exceeded its carrying value by 11%. The EMEA reporting unit has goodwill of approximately $329 million at December 31, 2020.
In evaluating the EMEA reporting unit, significant weight was provided to forecasted EBIT margins and the discount rate used in the discounted cash flow model, as we determined that these items have the most significant impact on the fair value of this reporting unit.
•EBIT margins are expected to recover as we benefit from the recently announced strategic actions to rightsize and refocus our business, including improving our price/mix, driving share gains and executing on our cost takeout initiatives.
•The 5-year average forecasted EBIT margin in the discounted cash flow model was approximately 3%.
•We used a discount rate of 11.75% based on market participant assumptions.
We performed a sensitivity analysis on our EMEA reporting unit estimated fair value noting that a 100 basis point increase in the discount rate or a 10% reduction in the projected EBIT margins in the forecasted periods would result in an impairment charge of $18 million and $31 million, respectively.
If actual results are not consistent with management's estimates and assumptions, a material impairment charge of goodwill could occur, which would have a material adverse effect on our consolidated financial statements.
Indefinite-Lived Intangible Valuations
In performing a quantitative assessment of indefinite-lived intangible assets other than goodwill, primarily trademarks, we estimate the fair value of these intangible assets using the relief-from-royalty method which requires assumptions related to projected revenues from our annual long-range plan; assumed royalty rates that could be payable if we did not own the trademark; and a market participant discount rate based on a weighted-average cost of capital. If the estimated fair value of the indefinite-lived intangible asset is less than its carrying value, we would recognize an impairment loss.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)
Based on our quantitative impairment assessment as of October 1, 2020, the carrying value of the Hotpoint* trademark exceeded its fair value by €6 million, approximately $7 million, and we recorded an intangible impairment charge in this amount during the fourth quarter of 2020. There were no other impairments of indefinite-lived intangible assets in 2020.
Because the fair value assigned to the Hotpoint* trademark is recorded as of October 1, 2020, future impairments could result if the brand experiences further deterioration in business performance or if there is a significant change in other qualitative or quantitative factors, including a change in the royalty rate or discount rate.
The fair value of the Indesit trademark exceeded its carrying value of €190 million ($232 million) by 10%. We expect future fiscal year net sales for this brand to improve as we stabilize volumes, recover market share and benefit from our new product investments in the EMEA region.
The fair values of the Maytag and JennAir trademarks exceeded their carrying values of $1,021 million and $304 million by approximately 9% and 3%, respectively. We expect net sales for these brands to improve as we recover temporary volume loss from COVID-19 related supply chain disruptions and continue to execute our brand leadership strategy and benefit from our new product investments.
The fair values of all other trademarks exceeded their carrying values by more than 10%.
In performing the quantitative assessment on these assets, significant assumptions used in our relief-from-royalty model included revenue growth rates, assumed royalty rates and the discount rate, which are discussed further below.
Revenue growth rates relate to projected revenues from our financial planning and analysis process and vary from brand to brand. Adverse changes in the operating environment or our inability to grow revenues at the forecasted rates may result in a material impairment charge. We performed a sensitivity analysis on our estimated fair values noting a 10% reduction of forecasted revenues in the Maytag, JennAir and Indesit trademarks would result in an impairment charge of approximately $20 million, $22 million, and €12 million ($15 million) respectively. A 10% reduction of forecasted revenues in the Hotpoint* brand would result in an impairment charge of €13 million ($16 million), in addition to the €6 million ($7 million) impairment charge in 2020.
In determining royalty rates for the valuation of our trademarks, we considered factors that affect the assumed royalty rates that would hypothetically be paid by a market participant for the use of trademarks. The most significant factors in determining the assumed royalty rates include the overall role and importance of the trademarks in the particular industry, the profitability of the products utilizing the trademarks, and the position of the trademarked products in the given product category. Based on this analysis, we determined a royalty rate of 3%, 3.5%, 4% and 6% for our Indesit, Hotpoint*, Maytag and JennAir trademarks, respectively. We performed a sensitivity analysis on our estimated fair values for Indesit, Maytag and JennAir noting a 50 basis point reduction of the royalty rates from each brand would result in an impairment charge of approximately €15 million ($18 million), $46 million, and $17 million respectively. A 50 basis point reduction of the royalty rate from Hotpoint* would result in a $34 million (€28 million) impairment charge, in addition to the €6 million ($7 million) impairment charge in 2020.
In developing discount rates for the valuation of our trademarks, we used a market participant discount rate based on a weighted-average cost of capital, adjusted for higher relative level of risks associated with doing business in other countries, as applicable, as well as the higher relative levels of risks associated with intangible assets. Based on this analysis, we determined the discount rates to be 14.75%, 15%, 9.75%, and 10.25% for Indesit, Hotpoint*, Maytag, and JennAir respectively. We performed a sensitivity analysis on our estimated fair values for Hotpoint*, Maytag and JennAir noting a 100 basis point increase in the discount rate would result in an impairment charge of approximately €9 million ($11 million), $41 million and $31 million, respectively, and a 150 basis

*Whirlpool ownership of the Hotpoint brand in the EMEA and Asia Pacific regions is not affiliated with the Hotpoint brand sold in the Americas.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)
point increase in the discount rate for Indesit would result in an impairment charge of approximately
€2 million ($2 million). Hotpoint’s* impairment would be in addition to the impairment charge in 2020.

If actual results are not consistent with management's estimate and assumptions, a material impairment charge of our trademarks could occur, which could have a material adverse effect on our consolidated financial statements.
For additional information about goodwill and indefinite-life intangible valuations, see Note 6 and Note 11 to the Consolidated Financial Statements.
The estimates of future cash flows used in determining the fair value of goodwill and intangible assets involve significant management judgment and are based upon assumptions about expected future operating performance, economic conditions, market conditions and cost of capital. Inherent in estimating the future cash flows are uncertainties beyond our control, such as changes in capital markets. The actual cash flows could differ materially from management's estimates due to changes in business conditions, operating performance and economic conditions.
ISSUED BUT NOT YET EFFECTIVE ACCOUNTING PRONOUNCEMENTS
For additional information regarding recently issued accounting pronouncements, see Note 1 to the Consolidated Financial Statements.
OTHER MATTERS
For additional information regarding certain of our loss contingencies/litigation, see Note 8 to the Consolidated Financial Statements.
Grenfell Tower
On June 23, 2017, London's Metropolitan Police Service released a statement that it had identified a Hotpoint–branded refrigerator as the initial source of the Grenfell Tower fire in West London. U.K. authorities are conducting investigations, including regarding the cause and spread of the fire. The model in question was manufactured by Indesit Company between 2006 and 2009, prior to Whirlpool's acquisition of Indesit in 2014. We are fully cooperating with the investigating authorities. Whirlpool was named as a defendant in a product liability suit in Pennsylvania federal court related to this matter. The federal court dismissed the case with prejudice in September 2020. The dismissal is being appealed. In December 2020, lawsuits related to Grenfell Tower were filed in the U.K. against approximately 20 defendants, including Whirlpool Corporation and certain Whirlpool subsidiaries. As these matters are ongoing, we cannot speculate on their eventual outcomes or potential impact on our financial statements; accordingly, we have not recorded any significant charges in 2019 or 2020. Additional claims may be filed related to this incident.
Antidumping and Safeguard Petition
As previously reported, Whirlpool filed petitions in 2011 and 2015 alleging that Samsung, LG and Electrolux violated U.S. and international trade laws by dumping large residential washers into the U.S. Those petitions resulted in orders imposing antidumping duties on certain large residential washers imported from South Korea, Mexico, and China, and countervailing duties on certain large residential washers from South Korea. These orders could be subject to administrative reviews and possible appeals. In March 2019, the order covering certain large residential washers from Mexico was extended for an additional five years, while the order covering certain large residential washers from South Korea was revoked.

*Whirlpool ownership of the Hotpoint brand in the EMEA and Asia Pacific regions is not affiliated with the Hotpoint brand sold in the Americas.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)
Whirlpool also filed a safeguard petition in May 2017 to address our concerns that Samsung and LG were evading U.S. trade laws by moving production from countries covered by antidumping orders. A safeguard remedy went into effect in February 2018, implementing tariffs on finished large residential washers and certain covered parts for three years. In January 2021, the remedy was extended for two years until February 2023. During the fourth year of the remedy, beginning February 7, 2021, the remedy imposes a 15% tariff on the first 1.2 million large residential washers imported into the United States (under tariff) and a 35% tariff on such imports in excess of 1.2 million, and also imposes a 35% tariff on washer tub, drum, and cabinet imports in excess of 110,000. Consistent with modifications to the order approved in 2020, the 1.2 million under tariff is allocated by quarter (300,000 large residential washers per quarter). We cannot speculate on the modification's impact in future quarters, which will depend on Samsung and LG's U.S. production capabilities and import plans.
Raw Materials and Global Economy
The current domestic and international political environment have contributed to uncertainty surrounding the future state of the global economy. We have experienced raw material inflation in certain prior years based on the impact of U.S. tariffs and other global macroeconomic factors. We expect to experience significant raw material inflation and freight cost increases in 2021, which could require us to modify our current business practices and could have a material adverse effect on our financial statements in any particular reporting period.
Brexit
In 2016, the U.K. held a referendum, the outcome of which was an expressed public desire to exit the European Union (“Brexit”), which has resulted in greater uncertainty related to the free movement of goods, services, people and capital between the U.K. and the EU. On January 31, 2020, the U.K. officially exited the European Union and entered into a transition period to negotiate the final terms of Brexit, and on December 30, 2020, the U.K. and EU signed a Trade and Cooperation Agreement to govern the relationship between the U.K. and EU going forward. Many potential future impacts of Brexit remain unclear and could adversely impact certain areas of our business, including, but not limited to, an increase in duties and delays in the delivery of products, and adverse impacts to our suppliers and financing institutions. In order to mitigate the risks associated with Brexit, we are preparing for potential adverse impacts by collaborating across Company functions and working with external partners to develop and revise the necessary contingency plans.
FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Certain statements contained in this annual report, including those within the forward-looking perspective section within this Management's Discussion and Analysis, and other written and oral statements made from time to time by us or on our behalf do not relate strictly to historical or current facts and may contain forward-looking statements that reflect our current views with respect to future events and financial performance. As such, they are considered "forward-looking statements" which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as "may," "could," "will," "should," "possible," "plan," "predict," "forecast," "potential," "anticipate," "estimate," "expect," "project," "intend," "believe," "may impact," "on track," and similar words or expressions. Our forward-looking statements generally relate to our growth strategies, financial results, product development, and sales efforts. These forward-looking statements should be considered with the understanding that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries ("Whirlpool") that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding future financial results, long-term value creation goals,

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS - (CONTINUED)
restructuring expectations, productivity, raw material prices and the impact of COVID-19 on our operations. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) COVID-19 pandemic-related business disruptions and economic uncertainty; (2) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers, and the impact of the changing retail environment, including direct-to-consumer sales; (3) Whirlpool's ability to maintain or increase sales to significant trade customers and the ability of these trade customers to maintain or increase market share; (4) Whirlpool's ability to maintain its reputation and brand image; (5) the ability of Whirlpool to achieve its business objectives and leverage its global operating platform, and accelerate the rate of innovation; (6) Whirlpool’s ability to understand consumer preferences and successfully develop new products; (7) Whirlpool's ability to obtain and protect intellectual property rights; (8) acquisition and investment-related risks, including risks associated with our past acquisitions, and risks associated with our increased presence in emerging markets; (9) risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from political, legal and economic instability; (10) information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity attacks; (11) product liability and product recall costs; (12) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (13) our ability to attract, develop and retain executives and other qualified employees; (14) the impact of labor relations; (15) fluctuations in the cost of key materials (including steel, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (16) Whirlpool's ability to manage foreign currency fluctuations; (17) impacts from goodwill impairment and related charges; (18) triggering events or circumstances impacting the carrying value of our long-lived assets; (19) inventory and other asset risk; (20) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and postretirement benefit plans; (21) changes in LIBOR, or replacement of LIBOR with an alternative reference rate; (22) litigation, tax, and legal compliance risk and costs, especially if materially different from the amount we expect to incur or have accrued for, and any disruptions caused by the same; (23) the effects and costs of governmental investigations or related actions by third parties; (24) changes in the legal and regulatory environment including environmental, health and safety regulations, and taxes and tariffs; and (25) the uncertain global economy and changes in economic conditions which affect demand for our products.
We undertake no obligation to update any forward-looking statement, and investors are advised to review disclosures in our filings with the SEC. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historic results. Therefore, investors should not consider the foregoing factors to be an exhaustive statement of all risks, uncertainties, or factors that could potentially cause actual results to differ from forward-looking statements.
Additional information concerning these and other factors can be found in "Risk Factors" in Item 1A of this report.